UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 16, 2008

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2008, SBA Communications Corporation (the “Company”) entered into a Purchase Agreement under which it agreed to sell $500,000,000 aggregate principal amount of its 1.875% Convertible Senior Notes due 2013 (the “Notes”) to Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers (the “Initial Purchasers”). In addition, the Company granted the Initial Purchasers an option to purchase an additional $50,000,000 aggregate principal amount of Notes solely to cover over allotments. On May 13, 2008, the Initial Purchasers elected to exercise the over allotment option in full. The Notes were issued on May 16, 2008.

The Notes are governed by the terms of an Indenture, dated May 16, 2008, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 1.875% per annum, which is payable semi-annually in arrears, on May 1 and November 1 of each year, commencing on November 1, 2008. The Notes will mature on May 1, 2013. The Notes will be convertible, at the option of the noteholders, under the following circumstances:

•

during any calendar quarter commencing at any time after June 30, 2008 and only during such calendar quarter, if the last reported sale price of the Company’s Class A common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price per share of Class A common stock on the last day of such preceding calendar quarter;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day in the measurement period was less than 95% of the product of the last reported sale price of the Company’s Class A common stock and the applicable conversion rate;

•	if specified distributions to holders of the Company’s Class A common stock are made or specified corporate transactions occur; or

•	at any time on or after February 19, 2013.

The Notes will be convertible based on an initial conversion rate of 24.1196 shares of the Company’s Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $41.46 per share). The conversion rate, and thus the conversion price, will be subject to adjustment in certain circumstances. Upon conversion of the Notes, the Company will have the right to deliver shares of its Class A common stock, cash or a combination of cash and shares of its Class A common stock. The Company from time to time will make an election with respect to the method it chooses to satisfy its obligation upon conversion, which election shall be effective until it provides notice of an election of a different method of settlement. The Company initially elects to settle its conversion obligation in shares of its Class A common stock.

The Notes will be the Company’s unsecured senior obligations and will not be guaranteed by any of the Company’s subsidiaries. The Notes will rank equally in right of payment with the Company’s existing and future senior unsecured indebtedness, including the

Company’s $350.0 million aggregate principal amount of 0.375% Convertible Senior Notes due 2010 and senior in right of payment to the Company’s future subordinated debt, if any. The Notes will be effectively junior to any of the Company’s secured debt to the extent of the value of the assets securing such debt. The Notes will also be effectively subordinated to all existing and future debt and other liabilities (including trade payables) of the Company’s subsidiaries.

If a Fundamental Change (as defined in the Indenture) occurs at any time prior to the Maturity Date, then each holder of Notes shall have the right, at such holder’s option, to require the Company to repurchase any or all of such holder’s Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by the Company at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Indenture provides that an Event of Default under the Indenture will occur if: (a) the Company defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of thirty (30) calendar days; (b) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its maturity, upon required repurchase, upon declaration or otherwise; (c) the Company fails to deliver Common Stock, cash or a combination of the foregoing, as required pursuant to Article 10 “Conversion of Notes” of the Indenture upon the conversion of any Notes, and such failure continues for five (5) calendar days following the scheduled settlement date for such conversion; (d) the Company fails to comply with Article 5 “Successor Company” of the Indenture; (e) the Company fails to provide notice of the anticipated effective date or actual effective date of a Fundamental Change, Make-Whole Fundamental Change (as defined in the Indenture) or distributions, in each case on a timely basis; (f) the Company fails to comply with any term, covenants or agreements contained in the Notes or the Indenture, other than those breaches covered by a prior Event of Default, and such failure continues for sixty (60) calendar days after the written notice specified below is given to the Company; (g) default by the Company or any Subsidiary of the Company in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Subsidiary of the Company, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within thirty (30) calendar days after the written notice specified below is given to the Company; (h) a final judgment for the payment of $50,000,000 (or its foreign currency equivalent) or more rendered against the Company or any Subsidiary of the Company, which judgment is not fully covered by insurance or not discharged or stayed within ninety (90) calendar days after the occurrence of events specified in the Indenture; (i) the Company pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case; (2) consents to the entry of an order for relief against it in an involuntary case; (3) consents to the appointment of a Custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; or (5) takes any comparable action under any foreign laws relating to insolvency; or (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for any substantial part of its property; (3) orders the winding up or liquidation of the Company; or (4) any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for sixty (60) calendar days. If an Event of Default arises under failure to comply with reporting obligations in the Indenture, the remedy for the 365 calendar days after such Event of Default is exclusively the right to receive additional interest on the Notes at an annual rate of .50% of the principal amount of the Notes. If any other Event of Default occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts become automatically due and payable in the case of certain types of bankruptcy or insolvency Events of Default involving the Company.

The Indenture provides that the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another Person (as defined in the Indenture), unless: (a) either (i) the Company is the surviving corporation, or (ii) if the Company is not the surviving corporation, the resulting, surviving or transferee person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, and a supplemental agreement, all of the Company’s obligations under the Notes, the Indenture and, to the extent then still operative, the Registration Rights Agreement; (b) immediately after giving effect to the transaction described above, no Default or Event of Default, has occurred and is continuing; (c) if as a result of such transaction, the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or the Successor Company, as applicable, under the Notes, the Indenture and the Registration Rights Agreement; and (d) the Company has delivered to the Trustee the officers’ certificate and opinion of counsel pursuant to Section 5.03 of the Indenture.

Registration Rights Agreement

On May 16, 2008, in connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several Initial Purchasers. Pursuant to the terms of the Registration Rights Agreement, the Company agrees to use its reasonable best efforts to cause a shelf registration statement with respect to the resale of the Notes and the Class A common stock issuable upon conversion of the Notes to be declared effective no later than one hundred ninety (190) calendar days after the closing date (May 16, 2008) and to keep such shelf registration statement continuously effective until such time as there are no longer any Registrable Securities (as defined in the Registration Rights Agreement) outstanding. The Company’s obligation to file, have declared effective or maintain the effectiveness of the shelf registration statement will be suspended if the Notes and the Class A common stock issuable upon conversion of the Notes are eligible to be sold by a person who is not affiliated with the Company without any volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended, (or any other similar provision then in force (other than Rule 144A)). If the Company fails to cause the shelf registration statement to be declared effective within the time period specified, the Company will be obligated to pay additional interest on the Notes.

Certain of the Initial Purchasers and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates. Affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Greenwich Capital Markets, Inc. and TD Securities (USA) LLC are lenders under the Company’s senior secured revolving credit facility and received a portion of the net proceeds of the Notes in connection with the repayment of debt under the senior secured revolving credit facility. Additionally, U.S. Bank National Association has acted as trustee in the past with respect to the Company’s debt securities, including the Company’s $350.0 million aggregate principal amount of 0.375% Convertible Senior Notes due 2010.

The description above is qualified in its entirety by the Indenture and Registration Rights Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
4.13	Indenture, dated May 16, 2008, by and between SBA Communications Corporation and U.S. Bank National Association.

4.14	Form of 1.875% Convertible Senior Notes due 2013 (included in Exhibit 4.13).

10.70	Registration Rights Agreement, dated May 16, 2008, among SBA Communications Corporation and Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers listed on Schedule 1 of the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Anthony J. Macaione
Anthony J. Macaione
Senior Vice President and Chief Financial Officer

Dated: May 22, 2008